Exhibit 19.1

Prevention of Insider Trading Policy

1.0Purpose:
The Prevention of Insider Trading Policy (“Policy”) of Visa Inc. and its subsidiaries’ (collectively, the “Company”) imposes certain pre-approval requirements and other limitations on the ability of the Company’s board of directors, officers and employees to transact in the Company’s securities.
2.0Policy Statement:
The Company will comply with all applicable laws and regulations against trading on inside information. The Company has adopted this Policy in order to ensure compliance with applicable laws and regulations and to avoid even the appearance of improper conduct by anyone associated with the Company. All members of the board of directors, officers and employees of the Company are expected to abide by the Policy.
3.0Scope
3.1General Rule
U.S. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public. The Company, its board members, officers, and employees are responsible for ensuring that information about the Company is not used unlawfully in the purchase and sale of securities (such as stocks, options, bonds, notes, debentures, or other equity or debt securities).
All members of the board of directors, officers and employees should pay particularly close attention to the laws against trading on “inside” information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all material information about that company. (see definition in 03.2 below). For example, if a board member, officer or employee of a company knows material nonpublic information (“MNPI”), that person is prohibited from buying or selling shares in the company until the information has been adequately disclosed to the public. It would be unfair for the board member, officer or employee to have an advantage (knowledge that the share price could change once the information becomes public) that the rest of the investing public does not have. In fact, it is more than unfair; it is considered to be fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe.
3.2Definition of Material Nonpublic Information
Information is “material” if a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security, whether positively or negatively, could be deemed material. Examples of information that could be considered material include, but are not limited to:
•Significant changes in the prospects and key performance indicators of the Company;
•Actual, anticipated or targeted earnings and dividends and other financial information;
•Financial, sales and other significant internal business forecasts, or a change in previously released estimates;
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•Pending or proposed mergers, business acquisitions, tender offers, joint ventures, restructurings, dispositions, or the expansion or curtailment of operations;
•Significant cybersecurity or data protection events affecting the Company’s operations, including any breach of information systems that compromises the functioning of the Company’s information or other systems or results in the exposure or loss of customer information, in particular personal information;
•New equity or debt offerings or significant borrowing;
•Changes in debt ratings, or analyst upgrades or downgrades of the Company or one of its securities;
•Significant changes in accounting treatment, write-offs or effective tax rate;
•Pending or threatened significant litigation or governmental investigation, or the resolution thereof;
•Liquidity problems or impending bankruptcy;
•Changes in auditors or auditor notification that the Company may no longer rely on an audit report;
•Changes in control of the Company or changes in the board of directors or senior management; and
•Stock splits or other corporate actions.
Information is nonpublic if it has not been publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis (e.g., through a Form 8-K filing, press release or conference call open to the public) and/or the investing public has not had time to fully absorb the information. If it is not clear whether material information has been sufficiently publicized, it should be treated as if it is MNPI.
Individuals should not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of MNPI should refrain from any trading activity for one full trading day following its official release.
3.3Covered Persons
The prohibition against trading on insider information applies to (collectively, “Insider”):
a)Board members, officers, and all other domestic and international employees of the Company, and other people who gain access to the Company’s inside information, including contractors and consultants;
b)spouses, domestic partners, minor children, and adult family members who share the same household of persons listed in (a) above (collectively, “Family Members”);
c)anyone to whom the persons listed in (a) above provide significant financial support (e.g., parents, in-laws, or siblings) (collectively, “Financially-supported Individuals”); and
d)any entity or account over which the persons listed in (a), (b), and (c) above have or share the power, directly or indirectly, to make investment decisions (whether or not such persons have a financial interest in the entity or account) and those entities or accounts established or maintained by such persons with their consent or knowledge and in which such persons have a direct or indirect financial interest.
In addition, the Company itself must comply with U.S. securities laws applicable to its own securities trading activities, and must not enter into transactions related to its securities, or adopt any securities repurchase
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plans, when it is in possession of MNPI concerning the Company, other than in compliance with applicable law, subject to the policies and procedures adopted by the Company.
3.3.1 Individual Responsibility
Each person listed in 3.3 above is individually responsible for complying with this Policy and ensuring the compliance of any Family Members, Financially-supported Individuals and related entities or accounts whose transactions are subject to this Policy. Accordingly, if you are subject to this Policy, you should make your family and household members aware of the need to confer with you before they transact in Company securities, and you should treat all such transactions, for the purposes of this Policy and applicable securities laws concerning trading while in possession of MNPI, as if the transactions were for your own account.
In all cases, the responsibility for determining whether an individual is in possession of MNPI rests with that individual, and any action on the part of the Company or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
3.4 Types of Transactions
Transactions include any acquisitions or dispositions such as sales, purchases, loans, pledges, gifts, charitable donations, and other contributions of the Company’s securities.
3.4.1 Prohibited Transactions
a.Margin Accounts and Pledging of Securities. Insiders are prohibited from pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account. This is because pledged Company securities may be sold by the pledgee without the pledgor’s consent under certain conditions. For example, securities held in a margin account may be sold by a broker without the Insider’s consent if the Insider fails to meet a margin call. The sale could occur while the Insider is in possession of MNPI and is otherwise not permitted to transact in Company securities, which is a violation of this Policy.
b.Hedging and Derivatives. Insiders are prohibited from engaging in any derivative transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities. Hedging and derivative transactions may create the appearance that an Insider is trading based on MNPI and is focused on short-term performance at the expense of the Company’s long-term objectives.
c.Short Sales. Insiders may not engage in short sales of Company securities. A “short sale” is generally the sale of a security you do not own. This type of activity is inherently speculative in nature and is contrary to the best interests of the Company and its stockholders.
3.4.2 Special Transactions
The trading restrictions in this Policy do not apply in the case of the following transactions, except as specifically noted:
a.Mutual Funds. This Policy does not apply to transactions in publicly-traded mutual funds that hold the Company’s securities.
b.Restricted Stock Units, Performance Shares, and Other Similar Awards. This Policy does not apply to the vesting or settlement of restricted stock units, performance shares, or other similar equity awards, or to the Company’s withholding or sale of shares to satisfy tax withholding
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requirements upon the vesting or settlement of any restricted stock units, performance shares, or other similar equity awards (even if the method of withholding is pursuant to an election). The trading restrictions do apply, however, to any market sale of shares of Company common stock, including net shares received upon vesting or settlement of these awards after the applicable tax withholding.
c.Employee Stock Option Exercises. The trading restrictions in this Policy do not apply to exercises of: (i) stock options where no Company common stock is sold in the market to fund the option exercise price or related taxes (i.e., a net exercise where the individual tenders shares back to the company to cover the financial obligation from the stock option exercise or where cash is paid to exercise the option), or (ii) a tax withholding obligation pursuant to which the Company withholds shares subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to subsequent sales of Company common stock received upon the net exercise or the exercise of options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes.
d.Employee Stock Purchase Plans. The trading restrictions in this Policy do not apply to purchases of Company securities in the employee stock purchase plan resulting from periodic payroll contributions to the plan under an election made at the time of enrollment in the plan. The trading restrictions do apply, however, to enrollment in the employee stock purchase plan during an open window and to subsequent sales of Company securities purchased under the plan.
e.Automatic Reinvestment of Dividends. The trading restrictions in this Policy do not apply to purchases of Company securities resulting from the Insider’s reinvestment of dividends paid on Company securities. The trading restrictions do apply, however, to: (i) the Insider’s election to participate in the dividend reinvestment plan or change the level of participation in the dividend reinvestment plan; and (ii) subsequent sales of Company securities purchased as a result of the reinvestment. Due to reporting requirements, the members of our board of directors and certain officers of Visa Inc. (collectively, “Section 16 Insiders”) subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) are not allowed to reinvest dividends of the Company.
f.Account Transfers, including Trusts. This Policy does not apply to the transfer of the Company’s securities from one brokerage account to another, as long as the accounts are held in the identical name or names and does not involve a change of ownership. Similarly, the transfer of the Company’s securities from a person to a trust of which such person is the sole beneficiary or from a group of persons to a trust of which the same set of persons are the sole beneficiaries is permitted. If there is a change in ownership, the individual may be subject to trading restrictions. For instance, a transfer from an individual account to a joint account or from one trust to another trust with a different set of beneficiaries, even if such person is included among them, is not permitted without pre-approval if you have a special trading designation. See 04.1 below.
g.10b5-1 Plans. The trading restrictions in this Policy do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Exchange Act (“10b5-1 Plans”) that have been approved by the Company. Please see 04.3 below for additional requirements.
4.0 General Guidelines
The following guidelines should be followed in order to ensure compliance with applicable antifraud laws and with the Company’s policies:
a.Nondisclosure. MNPI must not be disclosed to anyone, except to persons within the Company whose positions require them to know it. No Insider should discuss MNPI in public places or in common areas such as elevators, restaurants, and airplanes.
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b.Trading in Company Securities. No Insider may purchase or sell Company securities when in possession of MNPI concerning the Company.
c.Trading in Other Company Securities. No Insider may purchase or sell securities of another company if the Insider learns in the course of his or employment or service as a director non-public information that is likely to affect the value of those securities. For example, it would be a violation of the securities laws and this Policy if the Insider learned through Company sources that the Company intended to purchase assets from another company, and then placed an order to buy or sell stock in that other company because of the likely increase or decrease in the value of its securities.
d.No Tipping. No Insider, in possession of MNPI, may provide other people with such information or recommend that they buy or sell certain securities. This is called “tipping”. The tipper and the tippee may both be held liable, regardless of whether the tipper received any monetary benefit from the tippee.
e.Avoid Speculation. Investing in the Company’s common stock or other securities provides an opportunity to share in the future growth of the Company. However, short-term speculation based on fluctuations in the market puts the personal gain of the Insider in conflict with the best interests of the Company and its stockholders. The Company encourages Insiders to avoid frequent trading or speculating in Company securities.
d.     Twenty-Twenty Hindsight. If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask (**)@visa.com or the General Counsel.
4.1 Trading Designations
To avoid even the appearance of impropriety, additional trading restrictions are placed on certain Insiders who may have regular access to MNPI. The Company will notify you if you are subject to the trading designations below. Most individuals subject to this Policy are designated as “General” and may transact in Company securities at any time as long as they are not in possession of MNPI.
a.Restricted. Restricted individuals generally consist of employees with regular access to MNPI.
b.Pre-clear. Pre-clear individuals generally consist of members of the Visa Inc. board of directors; Section 16 Insiders; CEO Leadership Team members; all direct reports of the CEO Leadership Team, including their executive assistants; all Senior Vice Presidents; and the Corporate Legal team.
The Policy generally prohibits “Restricted” and “Pre-clear” individuals from trading in Company securities during closed trading windows and requires additional pre-clearance for “Pre-clear” individuals for all transactions in Company securities. Please refer to the Procedures and Controls to the Policy, attached as Exhibit A, for pre-clearance instructions.
4.2 Trading Windows
“Restricted” and “Pre-clear” individuals are subject to the following trading restriction periods, during which they may not transact in the Company’s securities (except by means of pre-arranged Rule 10b5-1 Plans established in compliance with the Policy). See 04.3 below.
a.Closed Trading Windows. These generally commence two weeks prior to the end of the quarter and end one full business day following the release of the Company’s quarterly or annual results on Form 8-K. Please ensure that you, your Family Members, Financially-supported Individuals, and your broker or investment advisor are aware of your trading designation and any trading restriction periods, and that they do not trade until you have obtained pre-approval.
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b.Event-specific Prohibited Trading Windows. From time to time, there may be certain events or circumstances that become or may become material to the Company, such as a pending business transaction, a cybersecurity breach, or any material development that has not yet been publicly disclosed. The Company may impose a "prohibited trading" period for as long as the Company or certain individuals are in possession of MNPI. During such periods, individuals who are designated as being subject to an event-specific prohibited trading window may be subject to trading restrictions. The existence of an event-specific prohibited trading window should also be considered MNPI and will not be announced other than to those who are subject to it. No reason may be provided and the knowledge of a trading restriction period may itself constitute MNPI that should not be communicated or shared with others.
NOTE: Even in an open trading window, at no time may an Insider transact in Company securities if in possession of MNPI about the Company. The failure of the Trading team to notify the Insider of a trading restriction period will not relieve the Insider of the obligation not to trade while in possession of MNPI.
4.3 Rule 10b5-1 Plans
Rule 10b5-1 of the Exchange Act provides an affirmative defense against insider trading liability if the transaction occurs pursuant to a pre-arranged written trading plan that was entered into when the person was not in possession of MNPI about the Company or its securities and complies with the requirements of Rule 10b5-1. Visa’s Rule 10b5-1 Plan Guidelines are set forth in Exhibit B.
4.4 Financial Hardship
There is no exception to this Policy, even for financial hardship to the Insider or based on the use of proceeds (such as making a mortgage payment or for an emergency expenditure).
5.0 Compliance with Policy
The Company expects strict compliance with the requirements detailed in the Policy. Failure to observe these requirements may be grounds for disciplinary action, including, but not limited to, termination of employment.
You should refer suspected violations of this Policy to the Chief Ethics and Compliance Officer, the General Counsel or through the reporting procedures set forth in the Company’s Code of Business Conduct and Ethics and/or Whistleblower Policy.
5.1 Possible Consequences and Penalties under Insider Trading Laws
The U.S. Securities and Exchange Commission (the “SEC”), prosecutors, the stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading. A breach of the insider trading laws could expose the Insider or anyone who trades on MNPI provided by an Insider to criminal fines up to three times the profits earned and imprisonment for up to ten years, in addition to civil penalties (up to three times the profits earned), and injunctive actions.
Inside information does not belong to the individual board members, officers, or other employees who may handle it or otherwise become knowledgeable about it. It is an asset of the Company. Any person who uses such information for personal benefit or discloses it to others outside the Company violates the Company’s interests, and may be in breach of his or her fiduciary, loyalty or other duties to the Company. More particularly, in connection with trading in the Company’s securities, it is a fraud against members of the investing public and against the Company. The mere perception that a board member, officer or employee traded with the knowledge of MNPI could harm the reputation of both the Company and that individual.
For these reasons, it is very important, both to you and to the Company, that insider trading violations do not occur and that you adhere to the requirements detailed in this Policy.
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5.2 Applicability of U.S. Securities Laws to International Transactions
All members of the board of directors, officers and employees of the Company and its subsidiaries are subject to the restrictions on trading in Company securities and the securities of other companies. The U.S. securities laws may be applicable to transactions in the Company’s securities executed outside the United States, as well as to the securities of the Company’s subsidiaries or affiliates, even if they are located outside the United States or if you are located outside the United States.
6.0 Post-termination
The Policy and related documents continue to apply to transactions in Company securities even after a person’s service with the Company is terminated. If a person is in possession of MNPI when his or her service terminates, that individual may not transact in Company securities until that information has become public or is no longer material. Questions or concerns on whether any continuing nonpublic information remains material should be directed to the General Counsel or to (**)@visa.com.

7.0 Accountability
The Executive Sponsor of the Policy is the General Counsel. The Executive Sponsor and the Policy Owner or their delegates will administer the Policy and develop a policy framework that includes procedures, tools, communication and training to implement this Policy and achieve its objectives.
The Disclosure Committee provides governance oversight for this Policy.
8.0 Policy Review
The Policy Owner is responsible for reviewing the Policy at least annually to confirm that it remains relevant and is effective in meeting the stated business objectives, and recommending updates as needed to the Disclosure Committee.
8.1 Validation of Policy Compliance
The Policy is subject to periodic Compliance validation and Internal Audit reviews. Material findings will be reported to Visa management and the Disclosure Committee, as appropriate.
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         Exhibit A

Procedures and Controls to the Prevention of Insider Trading Policy

The Policy imposes certain pre-approval requirements and other limitations on Restricted and Pre-Clear individuals who may have access to MNPI about the Company. Procedures and controls that have been designed to facilitate compliance with the Policy are described below. Capitalized terms in these procedures and controls document are defined in the Policy.
1.0Trading Designations
Restricted and Pre-clear individuals are only permitted to transact in Company securities during an open trading window. Legal will provide notice in advance of when trading windows are expected to open or close.
2.0Closed Trading Periods
Because the announcement of the Company’s quarterly financial results will almost always have the potential to have a material effect on the market for the Company’s securities, the Company will close the trading window approximately two weeks prior to the last month of the quarter.
Before the trading window closes, various teams including the People, Executive IT support, Executive dashboard team, Global Corporate Consolidation, Global FP&A teams, Investor Relations, People and Technical Accounting and SEC Reporting (“TASR”) teams will provide to Legal a list of individuals who may possess MNPI before the Company’s earnings results are publicly announced.
Based on these lists, Legal will then update the trading designations in Visa’s Trading Request Management System (TRMS) before the trading window closes:
Preclear examples include:
•Section 16 Insiders, CEO Leadership Team members, and members of the Corporate Legal team
•All Senior Vice Presidents and direct reports of CEO Leadership Team members, including their executive assistants
Restricted examples include:
•Executive IT support team
•Executive dashboard team: individuals with access to executive dashboards
•Global Corporate Consolidation team: individuals with access to global consolidated financial statements
•Global FP&A: individuals with access to global FP&A financial systems
•Investor Relations team: individuals with access to earnings materials
•TASR team: individuals with access to reporting software and 10-Q/10-K drafts
Legal will follow up with the teams noted above when reports are missing or delayed.

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3.0Changes to Trading Designations
Visa will transmit trading re-designations to Visa’s equity plan broker (the “Broker”) who will restrict or unrestrict the Insider’s accounts. Legal will also notify the Insider via email regarding changes to their trading designation.
4.0Trading Window Notices
A few days prior to the beginning or end of each closed trading window, Legal will send a notice to the board of directors, Pre-clear, and Restricted individuals, advising them of the commencement or conclusion of the closed trading window. All trading designations can be confirmed on the TRMS.
Legal will transmit the lists of Pre-clear and Restricted individuals to the Broker who will restrict or unrestrict their accounts, as applicable. Legal will follow a similar process in the event of an Event-specific Prohibited Trading window.
No trading is permitted during a trading restriction period except in extraordinary circumstances and subject to prior approval by the General Counsel. The Insider must notify the General Counsel of the circumstances, the amount, and nature of the proposed transaction, and certify that the Insider is not in possession of MNPI concerning the Company.
5.0Pre-approval Process for Pre-Clear Individuals who are Section 16 Insiders and CEO Leadership Team Members
When requesting pre-approval, the Section 16 Insider and Global Leadership Team members should carefully consider whether the individual is in possession of MNPI about the Company, and should discuss any relevant circumstances with the Chief Executive Officer and General Counsel. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal laws and regulations. Any advice will relate solely to the restraints imposed by law and the Policy and will not constitute personal legal advice regarding the investment aspects of any transaction or absolve the Insider from potential liability.
If pre-approved by the CEO and General Counsel, the requestor will have up to three (3) business days to transact, which are subject to trading window being open. If the requestor does not complete their transaction within the approved dates, clearance must be re-submitted. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.
6.0Pre-approval Process for other Pre-clear Individuals
The pre-approval process for Pre-clear individuals is as follows:
•No earlier than three (3) business days before a planned trade, individuals must submit a request via TRMS and submit documentation, as appropriate.
▪The requestor must confirm that they are not aware of any MNPI about the Company. In addition, if the requestor reports directly to a member of the CEO Leadership Team, their direct manager’s approval is required.
▪Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal laws and regulations. Any advice will relate solely to the restraints imposed by law and the Policy and will not constitute personal legal advice regarding the investment aspects of any transaction or absolve the Insider from potential liability.
▪Legal will notify the requestor of the approval or denial. If pre-approved to trade, the requestor will have up to three (3) business days to transact, subject to the trading window being open.
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▪If the requestor does not complete their transaction within the approved dates, clearance must be re-submitted through TRMS during the open trading window period.
▪If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.
7.0Procedures for Post-termination
If a Pre-clear or Restricted employee is separated during an open trading window, Legal will lift their trading restrictions once confirmation of the employee’s separation is determined.
If a Pre-clear or Restricted employee is separated during a closed trading window, Legal will confirm the appropriate trading restriction with the People Team or its legal advisor, prior to lifting any trading restrictions.
8.0Training and Education
All Insiders receive training upon becoming subject to the Policy. Training consists of the new employee on-line training program, adherence to Visa’s Key Controls, as well as additional periodic trainings. FAQs, Policy, the trading calendar as well as other pertinent information can also be found at Trading Information on Insite.
All questions regarding the Policy or Procedures should be directed to (**)@visa.com.

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Exhibit B

Rule 10b5-1 Plan Guidelines

Visa’s Rule 10b5-1 Plan Guidelines have been established in accordance with Rule 10b5-1, which provides board members, officers and employees an “affirmative defense” from insider trading liability for transactions that occur pursuant to a contract, plan or instruction to trade in the Company’s stock (a “Trading Plan”). Any such Trading Plan must adhere with the terms of Rule 10b5-1 and must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. Capitalized terms in these guidelines are defined in the Policy.
The establishment of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and is subject to all limitations and prohibitions relating to transactions in the Company’s securities. Each Trading Plan, and any modification thereof, of a Visa Inc. Section 16 Insider and Global Leadership Team members must be reviewed and approved by the Chief Executive Officer and General Counsel (“Authorizing Officers”). All other Trading Plans must be reviewed by Visa’s Legal (Corporate) team and approved through the appropriate pre-clearance process, as applicable.
Compliance with the terms of a Trading Plan, the terms of the Policy and Rule 10b5-1 are the sole responsibility of the participant initiating the Trading Plan, and not that of the Company or the Authorizing Officers. None of the Authorizing Officers shall be deemed, solely by their approval of a participant’s Plan, to have represented that any Trading Plan complies with Rule 10b5-1 or to have assumed any liability or responsibility to the participant or any such party if the Plan fails to comply with Rule 10b5-1.
1.0Types of Trading Plans
Board members and employees who participate in the Visa Incentive Plan have accounts maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”). All Trading Plans must utilize Merrill Lynch’s pre-approved form of 10b5-1 Trading Plan. If you have an account with any other broker, you must seek review and approval of the plan documents by Visa’s Legal (Corporate) team in advance of entering into the Trading Plan to ensure compliance with Visa’s policies.
2.0Requirements for Establishing a Trading Plan
The following requirements apply to all Rule 10b5-1 Plans:
A.Prior Approval. Anyone subject to the Policy who wishes to enter into a Trading Plan must submit the written Trading Plan to the Legal (Corporate) team for approval at least five (5) business days prior to the planned entry into a Trading Plan.
B.Entry into a Plan. A board member or employee may enter into a Trading Plan only in good faith and at a time when he or she is not in possession of MNPI regarding the Company or its securities and, if subject to trading windows, when a closed trading window is not in effect under the Policy. If the participant is a Section 16 Insider, each plan must include a representation that, as of the date of adoption of the plan, the individual is not aware of any MNPI about the Company or its securities, and that the plan is being adopted in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
C.Waiting Period. The waiting periods from the time a plan is adopted until the time of the first trade under the plan must comply with requirements of Rule 10b5-1.
D.Under Rule 10b5-1, plans established by Section 16 Insiders and Global Leadership Team members must include a waiting period consisting of the later of (i) 90 days after the adoption of the plan, or (ii) the
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period ending two (2) business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the plan was adopted that discloses the Company’s financial results (but in any event, this waiting period is subject to a maximum of 120 days after adoption of the plan).
E.For all other individuals, the waiting period must include a waiting period consisting of the later of (i) 30 days from adoption of the plan, or (ii) the period ending one (1) business day following the disclosure of the Company’s financial results in a Form 8-K.
F.Duration. Directors and employees are encouraged to design plans with clear instructions that contemplate spreading smaller trades over a longer period of time as opposed to a small number of large trades.
G.Multiple Plans. Generally speaking, an individual entering into a Trading Plan may have only one plan in place at any time. An exception to this restriction applies for certain separate plans with different brokers that would be treated as a single “plan” such as when a person holds Company securities in multiple brokerage accounts. Additionally, an individual may enter into one later-commencing plan so that the waiting period of the later plan can begin to run while an existing plan is in place.
H.Single Transaction. Rule 10b5-1 prohibits more than one plan in any 12-month period that is designed to affect a single transaction. Single transaction plans are generally discouraged.
3.0Modifications or Termination of Trading Plans
Once the Trading Plan is adopted, an Insider must not exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded, the date of the trade, how to effect the trades or whether to effect the trades. The Insider should understand that a modification or termination of a Trading Plan may call into question his or her good faith in entering into and operating the plan (and therefore may jeopardize the availability of the affirmative defense against insider trading allegations). The Company only permits modifications of Trading Plans for administrative changes such as changes to the broker.
4.0Trades Outside of Trading Plans
Adoption of a Trading Plan does not preclude trading outside of the plan that otherwise is in accordance with our Policy. However, directors and employees should be cognizant of the fact that the Rule 10b5-1 affirmative defense will not apply to such trades outside of a Trading Plan. In addition, under Rule 10b5-1, the director or employee may not have further influence over whether, when or how the trades under the plan are made once the plan is put in place, and therefore their trading outside of the Trading Plan must not have a direct or indirect influence on the trading instructions under the Trading Plan. In other words, securities subject to the Trading Plan (e.g., shares underlying unexercised stock options) should not be purchased or sold outside the Trading Plan.
5.0Disclosure Obligations of Trading Plans and Other Reporting Obligations
Pursuant to Rule 10b5-1, Visa will be required to disclose details of Trading Plans held by Section 16 Insiders in its quarterly reports on Form 10-Q and annual reports on Form 10-K. These details will disclose the material terms of the Trading Plan and include the name of participant, the date of plan adoption or termination, the duration of the Trading Plan and the number of shares to be exercised, purchased or sold pursuant to such Trading Plan.
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